PROMISSORY NOTE

THE EMANCIPATION FUND INITIATIVE LLC

Promissory Note #____ $__________________________ _____________________, 2020

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of the holder (“Holder”) of this Promissory Note (“Note”) at Holder’s designated address, the sum of ____________________ and No/100 Dollars ($ ) with interest from the date hereof as provided below.

Interest shall accrue on the unpaid balance hereof at an annual rate equal to twenty percent (20%).

The principal balance of this Note and all accrued interest shall be due and payable one year from the date of this Note (the “Maturity Date”).

Approximately sixty (60) days prior to the Maturity Date, Maker will send Holder a Notice of Maturity to Holder’s designated address to notify Holder of the Maturity Date.  If in the Notice of Maturity Maker does not notify Holder of its intention to repay this Note, and unless before or within forty-five (45) days before the Maturity Date, Holder has demanded repayment of this Note, all principal and accrued interest of this Note shall be automatically renewed for an additional term equal to the term of the maturing Note and shall be deemed to have been renewed by Holder and Maker as of the Maturity Date, such that a new Note shall be deemed to have been issued as of such Maturity Date.  This Note will continue to renew as described herein absent some action permitted under this Note by either Holder or Maker. Interest on the renewed Note shall accrue from the issue date thereof, which is the first day of the month of such renewed term.  This renewed Note will be deemed to have identical terms and provisions as the maturing Note unless otherwise set forth in the Notice of Maturity, including provisions relating to payment, except that the interest rate payable during the term of the renewed Note shall be the interest rate set forth in the Notice of Maturity.  If no interest rate is set forth in the Notice of Maturity, the interest rate upon renewal will be the Note’s existing rate.  If Maker gives notice to Holder of Maker’s intention to repay the Note on the Maturity Date, Maker shall pay Holder the principal amount and accrued interest thereon on the Maturity Date, and, provided such payment is timely made, no interest will accrue after the Maturity Date.  Otherwise, if Holder requests repayment within forty-five (45) days before the Maturity Date, no interest will accrue after the Maturity Date and Holder will be sent payment of the principal amount of this Note and all accrued interest upon the Maturity Date.

Maker shall have the right to repay the principal balance hereunder in whole or in part at any time, without premium or penalty; such prepayment shall be applied first against accrued interest, if any, and the balance shall be applied against unpaid principal installments in the reverse order of their maturities.

In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be applied to the principal amount of this Note.

If notice of default is given to Maker, and Maker has not cured such default within ten (10) days of such notice’s receipt, then Holder may, without prior notice to the undersigned, elect to declare the unpaid balance of this promissory note, including interest hereon, to be immediately due and payable.

Time is of the essence with respect to each provision of this Note that requires action or performance within a specified amount of time.

This Note is issued under the terms and provisions of that certain Subscription Agreement between Maker and Holder (the “Subscription Agreement”).

In the event that Maker defaults on this Note, Holder shall look solely to Maker for repayment and not to any managers, officers, or members of Maker.

This Note is not secured and no mortgage, security or lien is or shall be granted by Maker upon its assets as collateral security for the obligations of Maker evidenced hereby.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Note shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Except as otherwise expressly set forth herein, this Note and the Subscription Agreement embody the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof in any way.

This Note is performable in Harris County, Texas.

This Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of law principles. Each party agrees that any action or proceeding arising out of or relating in any way to this Note shall be brought in a federal or state court of competent jurisdiction sitting in Harris County, Texas. Each party hereby irrevocably and unconditionally consents to the jurisdiction of such court and hereby irrevocably and unconditionally waives any defense of an inconvenient forum or a lack of personal jurisdiction to the maintenance of any action or proceeding and any right of jurisdiction or venue on account of the place of residence or domicile of any party hereto. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Neither party shall be liable to the other party for special, indirect, incidental, punitive, multiplied or consequential damages (including lost profits, opportunity costs, or diminution of value), whether in contract, warranty, negligence, tort, strict liability or otherwise.

In any proceeding arising out of or under this Note, the prevailing party shall be entitled to collect from the non-prevailing party all of the prevailing party’s attorneys’ fees and costs. The party that is awarded a substantial portion of the damages sought or prevails upon a substantial amount of the claims asserted, or is successful in the defense of a substantial portion of any damages sought or claims asserted, in any proceeding shall be deemed the prevailing party for purposes of this Note, notwithstanding the procedural status of such party as plaintiff, defendant, or otherwise. For the avoidance of doubt, attorneys’ fees and costs shall include all reasonable fees charged by an attorney or a law firm for legal services in such proceeding, as well as costs of litigation (including, but not limited to, filing fees, court costs, and deposition costs) at the trial and appellate levels.

This Note is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) with the written consent of Maker and the holders of greater than 50% of the principal amount of all Notes outstanding at the time of such amendment.

MAKER:

THE EMANCIPATION FUND INITIATIVE LLC

By:

Name: Brittney Rogers

Title: Managing Member